Exhibit 99.1

[DLR] - Digital Realty Investor Call

To Discuss the Combination of Digital Realty and DuPont Fabros

Friday, June 9, 2017, 8:30 AM Eastern

Officers

John Stewart; SVP, IR

Bill Stein; CEO

Scott Peterson; CIO

Andy Power; CFO

Analysts

Jordan Sadler; KeyBanc Capital Markets

Paul Morgan; Canaccord Genuity

Richard Choe; JP Morgan

John Petersen; Jefferies

Colby Synesael; Cowen & Co.

Michael Bilerman; Citi

Frank Louthan; Raymond James

Matthew Heinz; Stifel

Craig Robbins; NISA Investment Advisors

Robert Gutman; Guggenheim Securities

Jonathan Atkin; RBC Capital Markets

Presentation

Operator: Good morning, and welcome to the Digital Realty investor call to discuss the combination of Digital Realty and DuPont Fabros which was announced earlier today. (Operator Instructions)

This event is being recorded.

I would now like to turn the conference over to John Stewart Senior Vice President of Investor Relations. Please go ahead, sir.

John Stewart: Thank you, Denise. The speakers on today’s call will be CEO Bill Stein, CFO Andy Power, and CIO Scott Peterson.

Management may make forward-looking statements on today’s call. Forward-looking statements are based on current expectations that involve risks and uncertainties that could cause actual results to differ materially. For a further discussion of risks related to our business, see our 2016 10-K and subsequent filings with the SEC.

This call will contain non-GAAP financial information. Reconciliations to net income are available on our filings with the SEC. In addition, we’ve posted an investor presentation to both companies’ websites with further details on this transaction.

More information about the transaction will be included in the proxy materials that will be filed with the SEC. Investors are encouraged to read the joint proxy statement and prospectus with respect to the proposed transaction and other relevant documents to be filed with the SEC because they contain important information. You may obtain a free copy of these documents from the SEC’s website at www.sec.gov or from the websites or IR departments of either Digital Realty or DuPont Fabros.

And now, I’d like to turn the call over to Bill Stein.

Bill Stein: Thank you, John. Good morning, and thank you all for joining us. Let’s begin here on page 2 of our presentation.

Our customers and the desire to better serve them through more offerings in more locations are the key reason and the primary strategic rationale for doing this deal.

This transaction is consistent with our strategy of offering a comprehensive set of data center solutions from single cabinet co-location and interconnection all the way up to multi-megawatt deployments.

At the far end of the spectrum this combination significantly expands our hyper-scale product offering and enhances our ability to meet the rapidly growing needs of the leading cloud service providers.

This deal is also consistent with our stated investment criteria shown here on page 3. The transaction expands our presence in the most strategic U.S. data center metro areas, and the two portfolios are highly complementary.

The transaction is expected to be roughly 2% accretive to core FFO per share in 2018, and roughly 4% accretive to 2018 AFFO per share.

Finally, the combination continues to enhance the overall strength of the balance sheet.

Let’s turn to the key terms on page 4. The transaction is structured as a 100% stock-for-stock transaction. Each share of DFT would be exchanged for 0.545 shares of DLR common stock.

Upon completion of the transaction, Digital Realty shareholders are expected to own 77% and DuPont Fabros shareholders approximately 23% of the combined company.

We expect to maintain the current DLR common stock dividend of $3.72 per share on an annual basis.

The Board will be comprised of the 10 current Digital Realty directors along with 2 directors from DuPont Fabros.

The total transaction value is approximately $7.6 billion, including $5.8 billion of common equity, $200 million of preferred equity, and $1.6 billion of assumed debt not including transaction cost.

We expect to permanently refinance the debt assumed in this transaction with a combination of investment-grade corporate bonds and other financings. We expect to realize approximately $18 million of annualized overhead synergies. And the transaction is subject to approval by both sets of shareholders.

DuPont Fabros owns a high-quality portfolio of purpose-built data centers as you can see from the profile on page 5, and as evidenced by the 98% occupancy on the in-service portfolio. The portfolio is comprised of just 12 in-service properties, which should make for seamless integration.

DuPont Fabros’ portfolio is concentrated in top U.S. data center metro areas across Northern Virginia, Chicago, and Silicon Valley as shown here on page 6.

Digital Realty has an existing presence in each of these metropolitan areas, and we believe the two portfolios are highly complementary.

The merger will benefit Digital Realty by bolstering its presence in these top-tier metro areas, while DuPont Fabros will realize significant benefits of diversification from the combination with Digital Realty’s existing footprint in 145 properties across 33 global metropolitan areas.

Both companies have traditionally pursued similar campus strategies in major data center metros, as you can see from the clusters on the aerial maps here on page 7. These campus environments enable both companies to achieve operational efficiencies, and we expect the combined portfolio should benefit from additional economies of scale given the complementary campus footprints.

Perhaps even more importantly, however, the ability to offer more than one campus environment within a single metro area will enable the combined company to compete for multiple availability zones within the same metropolitan area, particularly from cloud service providers who may have certain distance requirements between deployments in a given metro area.

We envision the combined organization really will be the home to the cloud as demonstrated on page 8. The cloud and cloud-like customers represent a very significant proportion of DuPont Fabros’ rent roll, which will further expand Digital Realty’s cloud concentration.

We believe that we are still in the early innings of cloud adoption, and supporting the explosive growth of this customer base will represent a tremendous opportunity over the next several years.

The credit quality of DuPont Fabros’ cloud and cloud-like customer base is exceptional and will further enhance the credit quality of Digital Realty’s existing customer base.

From the perspective of DFT shareholders, however, the transaction also significantly reduces customer concentration. As shown on page 9, the combined company’s top three customers will represent 18% of revenue compared to 57% for DuPont Fabros on a standalone basis.

Moving on to market cap on page 10, the combined organization will be the eighth largest REIT in the index with a total enterprise value of more than $34 billion and more than five times the size of the next largest data center REIT.

The benefits of this scale translate directly to operating efficiencies as shown on page 11. DuPont Fabros has always run one of the tightest ships in the business. And given the additional economies of scale achieved through the transaction, the combined organization will have by far the most efficient cost structure and the highest EBITDA margin in the data center sector.

DuPont Fabros is also unique in the data center sector in that it owns the dirt under all of its data centers. The combined organization will likewise own the greatest percentage of real estate within the sector.

In addition to the in-service portfolio, DuPont Fabros has six development projects currently underway as well as significant capacity and land held for future development as shown here on page 12. These six active development projects are 48% pre-leased and represent a total expected investment of approximately $750 million. They are also located in metro areas where Digital Realty has an existing presence. They are expected to be delivered over the next 12 months representing a solid pipeline of future growth potential.

Turning to the balance sheet on page 13, the combined company will have an equity market cap of approximately $25 billion and a total enterprise value of $34 billion.

The balance sheet impact will be leveraged neutral. But given the exceptional credit quality of the customer base and the long-term leases and the high proportion of owned real estate, we would expect the combined company’s unsecured debt profile should improve due to a broader investor base and greater liquidity that should, over time, result in an even lower cost of capital.

Turning to page 14. As mentioned, 2 directors from DuPont Fabros will be joining the 10 current Digital Realty directors.

By way of quick reminder on our Board composition, we maintain a de-staggered board. The majority of our directors’ compensation is paid in equity. Each of our directors maintains a sizable investment in the Company. The Board and senior management are required to meet minimum stock ownership requirements. And finally, since 2014, the substantial majority of management’s long-term incentive compensation plan has been tied to relative total shareholder return.

In closing, we’re very excited to share with you today the announcement of this strategic transaction which will enhance our ability to serve our customers and hyper-scale cloud customers in particular in the top data center metro areas across the U.S.

It will be immediately accretive to earnings and cash flow and strengthens our balance sheet. The complementary nature of the two footprints, customer bases, and product offerings provide mirror image diversification and enhancement benefits and enhance our ability to create significant long-term value for both sets of shareholders.

Now we’d be pleased to take your questions. Denise, would you please begin the Q&A session?

Questions and Answers

Operator: I would be happy to, sir. We will now begin the question-and-answer session. (Operator Instructions) Jordan Sadler of KeyBanc Capital Markets.

Jordan Sadler: Good morning, and congratulations. So my question relates to strategy and the strategic fit here. You have not been competing as readily for the larger CSP deals over the course of the last 18 months. DuPont obviously has, and they’ve signed quite a bit of these deals. And I think the focus had been that the returns on these deals was a little bit maybe at the skinnier end of where you wanted to be.

Can you talk about what you view as a vision going forward? Will this be a bigger area of competition for you or a bigger area of your strategic objective?

Scott Peterson: Yes. Hi, Jordan. Scott here. I think first off, I think pursuing the cloud providers in their deployments has always been a key part of our strategy as a general statement. We believe this merger is consistent with our overall strategy of being a full spectrum space, power, and connectivity provider to our customers in core markets on a global scale.

Admittedly, we’ve focused most of our M&A activity on co-location and connectivity. This expands our presence of high-quality scale data centers in key core markets in the U.S., which is predominantly, as you pointed out, [lease] to hyper-scale and cloud providers.

We believe these assets will benefit greatly from our connectivity strategy via the service exchange, which ultimately enhances this full spectrum space, power, and connectivity offering to the cloud providers and their customers through the customers and partners of Digital Realty.

Andy Power: I’ll just add to that, Jordan. I mean, a trend I think we’ve seen coming is there’s been, on the customer side, a consolidation of the buying groups from the smallest footprints, network nodes, up to the multi-megawatt hyper-scales into one group on their side.

So being able to deliver the full product suite to those decision makers, be it these large cloud and other digital economy names, we think really differentiates us.

Bill Stein: And that’s in a single conversation with the buyer.

Jordan Sadler: Right. Right. And then as a follow-up, the accretion you outlined, obviously, you mentioned the synergy of $18 million.

But I’m curious, is there anything else that’s sort of driving the — I guess, what’s the basis for the 4% AFFO per share accretion estimate that you outlined.

Andy Power: Sure, Jordan. So the expense synergies are — let me just take a step back. Roughly 2% FFO and roughly 4% AFFO accretive to 2018.

The components of the 4%, our expense synergies are roughly a percentage of that, then you have some financing cost synergies we’ll be replacing that are high-yield cap structure, with our investment-grade cap structure. So there’s interest expense savings. And then the last is — so that’s roughly about 2%. And then the last percent is roughly due to the relative valuation in terms of the exchange ratio of exchanging their equity for our equity.

Operator: Paul Morgan of Canaccord Genuity.

Paul Morgan: Congratulations. Just in following up on the accretion estimates that you just gave. I mean, is that 2018 number, I mean, do you expect kind of the full realization of the G&A synergies, for one, and I guess the financing cost as well to be embedded in that 2018 number? Or kind of is the stabilized synergy accretion higher than that?

Andy Power: So, Paul, we see the timeline playing out from here. We obviously need to both put a proxy on file and solicit the vote of our shareholders. So that’ll take a month or so. Then we envision closing in the back half of 2017. And we would expect both the financing synergies, because we’d obviously have to put the new bonds in place, to close on the transaction, although we do have a bridge as a backup facility. But we do expect the financing and expense synergies to be fully in place for full year 2018.

Paul Morgan: Okay, great. And then just you mentioned a few of the kind of opportunities on the revenue side. And is there anything you kind of would mention as sort of most compelling there from a revenue synergy perspective? Whether it be what you mentioned in terms of multiple availability zones for the cloud providers or cross-selling sort of exchange, et cetera into their portfolio. And is any of that contemplated in how you think about - doesn’t sound like it - but maybe how you think about being able to quantify that in terms of the impact as you look forward?

Scott Peterson: Yes. Paul, hi. It’s Scott. I think you’re right. As we mentioned earlier, I think these assets will benefit greatly from our connectivity strategy which will allow the cloud providers and the customers to the cloud to connect and create ecosystems going forward.

I think also, if you look at the development pipeline, it’s pretty substantial. And in addition to that, there’s vacant land that comes with it that we’ll be able to generate future revenue from.

Operator: Richard Choe of JP Morgan.

Richard Choe: Can you talk a little bit about potential revenue synergies? It seemed like DuPont was kind of going full tilt, but maybe they will benefit from some of your, I guess inventory that’s available.

And then also can you talk a little bit about is there still a focus on co-location? Or are you seeing more cloud demand in the pipeline, and that’s the reason for this deal is kind of shifting back a little bit to that hyper-scale cloud demand?

Andy Power: Just to reiterate a little bit of what Scott says, I think there’s multiple components of this. So you have an active development pipeline of close to 80 megawatts at roughly 48% pre-leased, that’s going to be really delivering and kicking in late 2017, early 2018.

You have a longer-term pipeline of close to 160 megawatts in multiple core markets where we are today, that’ll be (inaudible) receipts for growth. I think both of those and the existing in-place customers present an opportunity where, quite honestly, we have a broader customer base, a broader sales force, and a broader global organization to sell into that space.

So I think the combined company has a better opportunity to maximize revenue opportunity, be it co-location or large footprint up to multiple megawatt hyper-scale.

Scott Peterson: Yes. And second part of that, Richard, is this in no way would indicate a shift in our strategy away from co-lo and connectivity. This is merely an outgrowth of an execution of that same comprehensive strategy of being a full spectrum space, power, and connectivity provider in core markets on a global scale. So this is really complementary to that existing strategy.

We’re excited about what was the Telx, which is now all digital, and the [Equicity] assets that are part of our overall company, and growing those platforms and expanding our presence and our activity of that in the co-location market.

Richard Choe: Great. Thank you.

Operator: Jonathan Atkin of RBC Capital Markets. Mr. Atkin, your line is open. Mr. Atkin, your line is open. Please go ahead. The next question will come from John Petersen of Jefferies.

John Petersen: Just kind of curious on, obviously, DFT has really strong relationships with some customers that you don’t have and then the other way around.

Now, I know at DFT in the past, a lot of the leases were signed kind of by the executives. So I’m kind of curious what your thoughts are on maintaining relationships with companies like Facebook and Microsoft, and ensuring that they stay part of the portfolio under a combined company.

Bill Stein: No, I mean, we obviously have a fair amount of business with both those companies and we have relationships throughout the organizations, their organizations and our organizations at multiple levels.

So I would expect that that would absolutely continue. In fact, some of those conversations have already occurred about this deal, and the reception has been quite positive.

John Petersen: Okay. Good to know. And I’m just kind of curious on the timing. I imagine this probably isn’t the first time you’ve had an opportunity to do a deal like this with DFT. Just kind of curious if you guys could reiterate kind of why now and why not at points in the past.

Scott Peterson: Yes. John, honestly, you think about this is something that we probably had conversations on for several years.

I can tell you that a few years ago, our focus was executing on the co-location and connectivity side. That was the important part of our strategy that we felt that we were missing. And so we really put all of our attention on executing there.

And as you can see via Telx and the Equicity portfolio how we’ve executed there and fundamentally changed the direction of the firm to a more full spectrum space, power, connectivity company.

And then also, kind of more pointedly, in the past the economics weren’t as attractive as they are today. Everybody will remember there’s a fair amount of roll-down exposure that was concerning people. And clearly, the management team there has done an excellent job of working through that and a much more stabilized company with great prospects for growth.

Operator: Colby Synesael of Cowen and Company.

Colby Synesael: Two questions. When I think about the various product sets, I’ll describe them as super wholesale which are some of the 10-plus megawatt deals we’ve been seeing DuPont signing of late, traditional wholesale, which, Andy, when I met with you earlier this week, you describe as, I think up to 5 megawatts in terms of what the sweet spot is for digital, and then, obviously, with the Telx portfolio, you guys have an interconnect/retail solution set.

What was it about the super wholesale that you guys weren’t able to do on your own that you weren’t competing or participating in that more aggressively? Was it you didn’t have the relationships for that particular solution? Or was it that you didn’t have the right product set?

So I’m trying to get a better sense of what you get by acquiring DuPont opposed to doing this on your own.

And then secondly, DuPont was in the market or had said it would be in a market to do about a $300 million equity raise to support the CapEx requirements for these large build-outs that are ongoing right now.

I appreciate that this is an equity offer the way you’re structuring deal, but — or excuse me — it’s a stock deal.

But do you anticipate having to go to the equity markets for some form of capital to finance the CapEx requirements that you’re inheriting from DuPont? Thank you.

Scott Peterson: Hi, Colby. Scott. Thanks for the question. I think we’ve always been successful in the super wholesale side of the business. It’s just our portfolio is so large and diverse it maybe gets lost in the numbers.

But it’s also a question of how you look at it. This is an affirmation of when you land a customer, particularly like some of these cloud providers, how they will expand and grow.

So if you look at our portfolio, we do a high percentage of our leasing or signings with existing customers. And if you look at the DuPont portfolio, you’ll see that a lot of these large customers started off and have continued to expand there and showed some of the importance of landing them at the beginning and then continuing to have them grow and expand within your platform.

Andy Power: And, Colby, to address your second question, obviously DuPont’s not going to be doing a standalone equity offering. They’ll be funding their needs with likely their revolving credit facility.

We look at the deal today, essentially leverage neutral, keeps our credit stats right around our five times net debt to EBITDA, just a touch below that. And I would say, actually, that’s with a significant amount of — we’re absorbing a significant amount of latent EBITDA capacity given the amount of development that’s coming online from DuPont.

We will, on a combined company basis, evaluate our capital needs for 2018 later in this year. And nothing’s changed in terms of our financing strategy. So continue to target roughly around five times debt to EBITDA and fixed charge coverage north of three.

And if those combined capital needs require some form of non-debt capital, we will evaluate all of our options from public and private equity to perpetual [FUR] equity. And we also have asset, non-core asset sales as a source as well.

Operator: Michael Bilerman of Citi.

Michael Bilerman: Good morning. Mike Rollins is here with me too.

I was wondering if you can talk a little bit about sort of the immediate process of putting the two companies together.

And I think, Scott, you referenced you’ve had conversations over the years. But in terms of consummating this transaction, sort of when did the serious discussion start leading into today’s announcement?

Scott Peterson: The second half of that is, there were a couple casual conversations, call it, say 90 days ago that warmed up, and it really got very serious in, say the last 30 days on that.

From an integration standpoint, I think we’re viewing this as being a somewhat seamless integration. We’re obviously in all of these markets. We know the buildings, the physical structures. We know the customers. We know the operations. So we view that as being a fairly straightforward process.

Obviously, there’s back-office administrative integration that needs to be executed. But from a customer-facing operational standpoint, I think we’re viewing this as being pretty straightforward from an integration standpoint.

Michael Bilerman: And then how much of a competitive process was it over the last 30 to 90 days? At what point were you exclusive in these negotiations versus other parties?

Scott Peterson: We had an exclusivity agreement in place over the last several weeks.

Operator: Frank Louthan of Raymond James.

Frank Louthan: Just talk to some of the potential merger issues here. Obviously, the environment’s better for M&A. But any thoughts on potential issues with and divestitures in any of the markets?

And just as a follow-up, how attractive are the Portland and Toronto markets to you that DuPont was expanding in? Talk to us about how you can exploit those opportunities.

Scott Peterson: Yes. The first part of the question is we did a very thorough underwriting analysis on all the aspects of the transaction, and really don’t want to get into every specific issue as related to the underwriting, other than to say that we were very thorough and we feel comfortable where we’ve come out in all that and wouldn’t want to speculate on any hypothetical situations going forward.

As it relates to Portland and Toronto, I think we’re very happy to get land in Portland, which is more of a build-to-suit market. So to have control of a site that we can pitch to customers, I think is very helpful to us.

Toronto is a market that we are in, but we are out of inventory and have considered expansion there for a while, and the demand there has been somewhat good. And we’re excited about the opportunity to lease up that in-process development project there and expand it in the future.

Bill Stein: I would just add on, Frank, that we, in Toronto specifically, we’ve had inbound inquiry from top digital customers asking us to expand. So this lines up very well.

Scott Peterson: Yes. And Toronto’s, you may or may not know, it’s a tight market from a site perspective. So it’s not particularly easy to execute there. So this is actually going to be very helpful from a timing perspective.

Operator: Matthew Heinz of Stifel.

Matthew Heinz: How do you think the combined scale of the organization kind of impacts your negotiating leverage with larger customers? Clearly that’s a focus, a strategic focus in this deal. And particularly with respect to one large upcoming customer renewal that DuPont had been publicly kind of the working through right now.

Scott Peterson: Yes. These are all very competitive markets. So I think we always have to be market-oriented and market-focused on that and we want to be good partners to our customers.

Clearly, we have a relationship so you have conversations and you might have better visibility as to when opportunities are coming up. But when it comes to a competitive situation, I think we’re going to always have to be market-oriented on that.

Bill Stein: Matt, I would just add, as an echo to, I think in response to the first question, we’re seeing the buying groups of these customers consolidating at the decision-maker level.

So we view anything we can do to be more relevant and important to these customers across all the major U.S. markets, the four continents we operate from a small footprint to the multiple megawatts, just differentiates ourselves and allows us go deeper and broader with the top customers.

Matthew Heinz: Okay. Thanks. And just can you talk about sort of the strategic opportunities behind combining the hyper-scale workloads with your interconnection business? I think you mentioned that earlier.

What kind of strategic role are these workloads taking on as it pertains to interconnection and how customers want to interact with those workloads on your sites? And then just kind of to tag onto that, in the long run, what gives you the confidence that these guys are going to be all sticking around? Because it’s certainly been a fear for investors.

Scott Peterson: From a workload standpoint, we see as the cloud evolves and as software as a service evolves, the execution of the hybrid multi-cloud strategies by our customers will become more and more important to them.

And so having better access and connectivity to the cloud providers will be more important to them strategically. Being able to facilitate that connectivity and do it in a way that lowers latency and adds better security will be of great value to both the cloud providers and their customers, which are ultimately our customers.

Bill Stein: And I think it speaks to the confidence that these customers are likely to be in our combined company’s portfolio for the long run is the fact that they continue to grow on these campuses. They’ve been growing on the digital campuses where we service many of these customers and they’ve been growing on me DuPont campuses at the same time. And they’ve been doing that in large quantums of space and power, and they’ve been contracting for long durations of leases.

Operator: Craig Robbins of NISA Investment Advisors.

Craig Robbins: I just had a question. On recent acquisitions like Telx, you guys have kind of taken your time to fully integrate the acquisition before you looked for future targets. Is that the expectation going forward? And then I just had a quick follow-up.

Scott Peterson: Yes. I would say this acquisition this quite unique in that it is incredibly overlapping in our core major markets, primarily Ashburn, Chicago, and Silicon Valley.

Given what the Company was, it is, I would say people-light relative to the size of the Company. We’re talking low one hundreds of people from an integration standpoint.

It’s also fairly straightforward in terms of contractual cash flows in terms of integrating with our systems.

So this is a transaction that I would say is on the easier side and closer to more of a seamless transaction or integration than our previous integrations.

And I would also say, having gone through the last two acquisition and integrations, I think we’ve learned more and more from each of those transactions, have gotten better each time.

Craig Robbins: Got you. Thank you. And then on, it’s been a while, but you finally just gotten some positive ratings momentum, a positive outlook at S&P.

And so, I mean, if you look at your top 10 peers here in the REIT space now, most of them are either high BBB or A.

I mean, do you see this accelerating that momentum, stalling it? And just any color you had with rating agencies around this transaction and whether you have a high BBB or A target now to help with financing costs.

Andy Power: So I would say the balance sheet strategy is not changing. We’re still targeting that roughly five times debt to EBITDA and the fixed charge coverage north of three mentioned. But it’s not lost on us that we were about $6.5 billion when we got the BBB ratings in 2009, and pro forma for this transaction we’re North of $34 billion enterprise value, with what we view a blue-chip, high credit quality customer base that’s very diversified and almost fully on a covered balance sheet.

So we’re not doing anything from a financial strategy that’s going to drive the upgrade, but we definitely have our fingers crossed that it may be coming.

Operator: Robert Gutman of Guggenheim Securities.

Robert Gutman: Congratulations on the deal. Couple questions here. So what does the DuPont transition to super wholesale pricing, how does that blend in with your renewal pricing outlook on a consolidated basis?

And also sort of in the same camp of accounting, what does the merger mean for straight-line accounting and the gap between FFO and AFFO per share?

And lastly, in terms of DuPont being primarily triple net lease, how will you incorporate that into your broader footprint?

Andy Power: Sure. So let me just make sure we’ve got all three of them. So the second one was —

Scott Peterson: Super wholesale, straight-line accounting, triple net lease.

Andy Power: Yes. So let me try to tackle these, and, Bill and Scott, please chime in.

I would say, I mean, we don’t have an aggregate outlook for the cash mark-to-market retention. We do think based on DuPont’s historical retention ratios that’s a slight improvement to our retention ratios which have all, obviously, historically been quite high to begin with.

And then on mark to markets, no change in our standalone outlook. And we did a very thorough underwriting led by Scott and his team, and I think we came out at a place where we feel pretty good about those cash mark to markets.

And we also like the fact that we believe the combined company has a greater ability to potentially hold rate in certain markets, be it a Silicon Valley which is very tight, given our large sales force and larger customer base, where if we are unable to meet the commercial terms with a customer upon a renewal, we have a little bit better options for the re-leasing of that space.

Going to the [technicals] of straight-line rents, we pencil the re-straight-lining of the rents positive roughly $20 million in 2018, based on our diligence.

And then what was the third question?

Scott Peterson: The third one was, how does the triple net lease structures fit within our current structure?

Listen, I’m an old real estate guy. And triple net and full-service gross is a function of high — they end up kind of netting out in the same place in most cases if you structure it properly.

Triple net, obviously, can be straightforward. I would say that, generally speaking, I think the trend in the industry is towards full service gross. But we can certainly structure our lease contracts with our customers in any way that makes sense for them.

Operator: Michael Bilerman of Citi.

Michael Bilerman: Two quick follow ups. The first is just sort of cadence on future development. In some regards DuPont, just given they were a smaller entity, sort of had a slower cadence in some regards.

How will you sort of go forward in terms of activating new development within the land bank both from a pre-leasing perspective, but also just terms of what you’re willing to build without pre-leasing?

And how should we think about sort of size of development going forward within the scope of what DuPont has today?

Bill Stein: Michael, I guess in terms of megawatts, actually their active development pipeline was actually on par last season, a little bit bigger. Our active development pipeline as of the end of the first quarter’s about 60-plus megawatts, roughly 45% pre-leased. And their most recently updated active development pipeline, just call it 79 megawatts, about 48% pre-leased. So fairly close.

I think our strategy around that’s not going to change in terms of making sure we have the full supply chain lined up from the land to the shell to the fully built-out suites.

And as I mentioned to many that I met with this week, I think it’s a barbell approach, and markets like Osaka, we went fully — and fully pre-leased the site before we even moved dirt. And in markets which we’ve been tried and true demonstrated success like Ashburn, we built out incremental spec shells and spec suites because we know we have customers to fill those quite efficiently.

Scott Peterson: And, Michael, what I can add to that is, first and foremost, we will be responsive to our customers and the markets. So we will always respond to their needs and what we think is prudent within the supply-and-demand fundamentals of a market.

Kind of pros and cons as I think about it, we try to handicap it on one level. We can be more efficient in terms of building in a market. We could build one building at a time instead of each of us building.

On the other side is, we may lease those up faster and start the next development a little quicker with a broader footprint and a broader customer base in those markets and the expansions that come out of those existing customers, that should actually be a net positive to what would be our typical develop pipeline [in the] market.

Michael Bilerman: And then just as a follow-up, in terms of the why now question which was asked before. There was some commentary about DuPont sort of rollover and the roll downs that they had and managing that, that made it more attractive. It’s also a stock-for-stock deal. And so part of it’s just exchange ratio and stocks react to certain things.

So I guess, why now from the perspective of where the companies are in their life cycle? Why does it make more sense today relative to at some point before if it is a stock-for-stock transaction?

Scott Peterson: Yes. And I think it really is going to go back to what we were discussing earlier is that a few years ago we were clearly way more focused on executing on the co-location and connectivity side. So that was where the majority of our efforts were placed. This is not to indicate that we’re not highly focused on that anymore, because we are.

This is an extension of the overall strategy of a full spectrum space, power, and connectivity in core markets on a global scale. So this fits in, is very complementary to that overall strategy.

I will say more specifically, when we looked at this before, our projections as it related to accretion were particularly optimistic and we were a little bit apart from a valuation perspective.

As I said before, the management team has done an excellent job of managing the roll-down exposure and stabilizing that side of the portfolio as well as executing on a growth and new development pipeline strategy.

So I think this is a different company than you would have seen three years ago.

Operator: Jonathan Atkin of RBC Capital Markets.

Jonathan Atkin: So I wondered if this has any bearing, I’m guessing not, on the type of product that you offer in Toronto and then in Portland which is in process.

And then just going forward, around data center design and thoughts about product. It may be a bit too soon. But any implication as you go forward with kind of the Digital way of doing things? Or is there anything that DuPont brings to the mix going forward?

John Stewart: I’ll take the design side of that. So if you look at DuPont historically built an N+2 design on the UPS and the generators, which is, honestly, very close to an N+1. You also see that they had been designing flexibility into their new developments to accommodate N+1 or a higher level of redundancy in those.

So I think we’ll benefit from a little bit of IP transfer between the two on design. They view UPS a little bit differently than we knew. So I think we’re looking forward to that analysis on it.

But I think the net of it all is that we’re still in that same direction towards an overall kind of N+1 execution on design.

Scott Peterson: And, John, just to go to your Toronto question, we think it presents a really great opportunity, where you have similar to our design — or delivery philosophy, they’re bringing on roughly six megawatts in the Toronto Star building, but also having optionality for another 28.5 megawatts in subsequent phases all at that same site.

So we think it’ll be accretive to the growth in that market as well.

Operator: And ladies and gentlemen, this will conclude our question-and-answer session and it will also conclude our conference call for this morning. Thank you for attending today’s presentation. You may now disconnect your lines.

Additional Information and Where You Can Find It:

Digital Realty and DuPont Fabros each intend to file a proxy statement/prospectus in connection with the merger. Investors are urged to read carefully the applicable proxy statement/prospectus and other relevant materials because they contain important information about the merger. Investors may obtain free copies of these documents and other documents filed by Digital Realty or DuPont Fabros with the SEC through the web site maintained by the SEC at www.sec.gov. Investors may obtain free copies of the documents filed with the SEC by Digital Realty by going to Digital Realty’s corporate website at www.digitalrealty.com or by directing a written request to: Digital Realty Trust, Inc., Four Embarcadero Center, Suite 3200, San Francisco, CA 94111, Attention: Investor Relations. Investors may obtain free copies of documents filed with the SEC by DuPont Fabros by going to DuPont Fabros’s corporate website at www.dft.com or by directing a written request to: DuPont Fabros Technology, Inc., 401 9th St. NW, Suite 600, Washington, DC 20004, Attention: Investor Relations. Investors are urged to read the applicable proxy statement/prospectus and the other relevant materials before making any voting decision with respect to the merger.

Digital Realty and its directors and executive officers and DuPont Fabros and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of each of Digital Realty and DuPont Fabros in connection with the merger. Information regarding the interests of these directors and executive officers in the merger will be included in the proxy statement/prospectus referred to above. Additional information regarding certain of these persons and their beneficial ownership of Digital Realty common stock is also set forth in the Definitive Proxy Statement for Digital Realty’s 2017 Annual Meeting of Stockholders, which has been filed with the SEC. Additional information regarding certain of these persons and their beneficial ownership of DuPont Fabros common stock is set forth in the Definitive Proxy Statement for DuPont Fabros’ 2017 Annual Meeting of Stockholders, which has been filed with the SEC.

Note Regarding Forward-Looking Statements:

This document contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this presentation regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the structure, timing and completion of the merger between Digital Realty and DuPont Fabros; anticipated synergies and cost efficiencies of the merger; expectations regarding the financial performance, capitalization, resources and ownership structure of the combined organization; Digital Realty’s continued listing on NYSE after the merger; the timing and nature of any financing in connection with or after the merger; the nature, strategy and focus of the combined organization; the executive and board structure of the combined organization; and expectations regarding voting by Digital Realty or DuPont Fabros stockholders. Digital Realty and/or DuPont Fabros may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in any forward-looking statements contained herein and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements, including the risks described in the “Risk Factors” section of Digital Realty’s and DuPont Fabros’ periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Digital Realty or DuPont Fabros may enter into or make. Neither Digital Realty nor DuPont Fabros assumes any obligation to update any forward-looking statements, except as required by law.